Exhibit 99.03

Press Release www.shire.com

Director/PDMR Share Dealings

April 2, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG), (the “Company”) announces that it was notified on March 28, 2013 that on the same day the Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) of the Company, as set out below, had been awarded under the Shire Executive Annual Incentive Plan (“EAIP”) to Persons Discharging Managerial Responsibility (“PDMRs”). The Shares and ADSs were acquired on March 28, 2013 at prices of £19.94 per Share and $90.00 per ADS.

	Type of Security	Number of Shares/ADSs
Angus Russell (Chief Executive Officer)	ADSs	3,123
Graham Hetherington (Chief Financial Officer)	Shares	4,504
Sylvie Gregoire	ADSs	1,262
Jeffrey Jonas	ADSs	932
Tatjana May	Shares	2,702

The awards will normally be released to participants after a period of three years.  One ADS is equal to three Shares.

In addition, the Company was notified on April 2, 2013 of the release of the following ADSs and Shares awarded in 2010 under the EAIP.

	Type of Security	Number of Shares/ADSs released	Number of Shares/ADSs sold to satisfy tax liabilities
Angus Russell (Chief Executive Officer)	ADSs	7,421	6,176
Graham Hetherington (Chief Financial Officer)	Shares	12,569	6,552
Tatjana May	Shares	7,515	3,918

On April 1 and April 2, 2013, sufficient ADSs and Shares were sold respectively, to satisfy tax liabilities as set out above. The ADSs and Shares were sold at prices of $90.9568 per ADS and £19.94 per Share.

The above transactions in Shares and ADSs took place on the London Stock Exchange and NASDAQ respectively.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations

Eric Rojas	erojas@shire.com	+1 781 482 0999

Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

Shire enables people with life-altering conditions to lead better lives.
Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.